Exhibit 99.1

PACCAR Inc Public Affairs Department P.O. Box 1518 Bellevue, WA 98009 Contact: Robin Easton (425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Reports Third Quarter Revenues and Earnings

New DAF Truck and 2013 Engines Are Introduced

October 25, 2012, Bellevue, Washington – “PACCAR reported good quarterly revenues and net income for the third quarter of 2012,” said Mark Pigott, chairman and chief executive officer. “PACCAR’s third quarter results reflect lower industry truck orders in North America and Europe due to the uneven global economy. PACCAR’s dealers and customers have benefited from good freight demand in North America and Europe as evidenced by strong aftermarket parts and services business and excellent PACCAR Financial Services performance. I am very proud of our 22,500 employees who have delivered industry-leading products and services to our customers worldwide.”

“PACCAR’s strong balance sheet and excellent cash flow have enabled the company to launch the broadest range of new trucks in our history,” noted Ron Armstrong, PACCAR president. “Kenworth and Peterbilt introduced their innovative, industry-leading T680 and Model 579 vehicles at the Mid-America Truck Show earlier this year. DAF unveiled its newest model, the DAF XF Euro 6 at the IAA truck show in Hannover, Germany in September. The new DAF is powered by the fuel-efficient PACCAR MX-13 Euro 6 engine. This is the most comprehensive engineering design and development program in DAF’s 84-year history.”

New DAF XF Euro 6 Truck

PACCAR earned $233.6 million ($.66 per diluted share) for the third quarter of 2012 compared to the $281.6 million ($.77 per diluted share) earned in the third quarter last year. Third quarter net sales and financial services revenues were $3.82 billion compared to $4.26 billion in 2011. For the first nine months of 2012, PACCAR reported net income of $858.1 million ($2.41 per diluted share), an increase of 20 percent compared to the $714.6 million ($1.95 per diluted share) earned in the first nine months of 2011. Net sales and financial services revenues for the first nine months of 2012 were $13.05 billion, up 13 percent compared to $11.50 billion last year.

Share Repurchase Update

During the third quarter of 2012, PACCAR repurchased 570,000 of its common shares for $22.6 million. Under the current Board of Directors resolution authorizing $300 million of stock repurchases, PACCAR has repurchased 4.99 million shares for $192.0 million. “PACCAR’s excellent net profits and strong cash flow make the company’s shares an attractive long-term investment,” said Robin Easton, PACCAR treasurer. PACCAR has earned a profit for 73 consecutive years and has paid a dividend every year since 1941. PACCAR’s shareholder return averaged 18.3 percent annually in the last ten years, compared to the S&P Index average of 8.0 percent for the same period.

Financial Highlights – Third Quarter 2012

Highlights of PACCAR’s financial results during the third quarter of 2012 include:

•	Consolidated sales and revenues of $3.82 billion.

•	Net income of $233.6 million.

•	Manufacturing cash and marketable securities of $2.64 billion.

•	Cash generated from operations of $472.6 million.

•	Record Financial Services pretax income of $80.4 million.

•	Research and development expenses of $66.8 million.

Financial Highlights – Nine Months 2012

Financial highlights for the first nine months of 2012 include:

•	Consolidated sales and revenues of $13.05 billion.

•	Net income of $858.1 million.

•	Cash generated from operations of $916.6 million.

•	Record Financial Services pretax income of $229.1 million.

•	Research and development expenses of $212.9 million.

•	Capital investments of $354.2 million.

•	Medium-term note (MTN) issuances of $1.91 billion.

Global Truck Markets

DAF’s premium-quality vehicles have achieved industry leadership in many countries in Europe. “DAF is the market leader in European tractor sales with 19 percent market share,” said Harrie Schippers, DAF president. “The launch of the new DAF XF strengthens DAF’s position as the leading provider of integrated transport solutions. These product investments are expected to further enhance DAF’s record 16 percent share of the European truck market,” added Schippers. The estimate for 2012 industry registrations in the above 16-tonne truck market in Europe is 215,000-225,000 units. It is anticipated that truck industry registrations in 2013 will be in the range of 210,000-250,000 units as some customers are expected to purchase Euro 5 vehicles ahead of the introduction of the Euro 6 emission requirement in 2014.

“Class 8 industry retail sales in the U.S. and Canada are expected to be in the range of 210,000-220,000 vehicles in 2012. Our customers are benefiting from good freight tonnage and freight rates,” said Dan Sobic, PACCAR executive vice president. “For the first nine months of 2012, PACCAR achieved a record Class 8 retail market share in the U.S. and Canada of 29.0 percent as customers benefited from Kenworth and Peterbilt vehicles’ low operating cost. Estimates for U.S. and Canada truck industry Class 8 retail sales in 2013 are in the range of 210,000-240,000 units, driven by ongoing replacement of the aging fleet. Annual replacement demand for the U.S. and Canadian truck market is approximately 225,000 units,” added Sobic.

South American Growth

PACCAR’s Kenworth vehicles have earned a significant market share in many South American countries in the Andean region for over 40 years. “The successful introduction of DAF vehicles into Chile, Ecuador and Peru enabled PACCAR to achieve a record number of vehicle sales in the region,” said Sam Means, PACCAR vice president. “Total PACCAR truck deliveries of 5,500 units in the Andean region of South America in the first nine months of 2012 increased by 38 percent compared to the first nine months of last year.”

Construction of PACCAR’s new DAF factory in Ponta Grossa, Brasil is progressing. “Brasil is a major truck market with projected industry sales above 6 tonnes of 130,000 units in 2012. The DAF product range offers premium quality, low operating costs and the industry-leading PACCAR MX engine,” said Bob Christensen, PACCAR executive vice president. “The production of DAF trucks in Brasil in late 2013 is an exciting development which will add to PACCAR’s sales in South America.”

DAF Brasil factory is scheduled to open in late 2013

Russia Expansion

In May 2011, PACCAR established a subsidiary, DAF Trucks Russia, to focus on growing DAF truck sales in a market that is trending towards premium products. The DAF Russia dealer network has expanded to 13 sales and service locations. “DAF delivered 1,500 trucks to Russian customers in 2011 and will increase our deliveries to 2,700 vehicles this year,” said Ron Bonsen, DAF director of sales. “PACCAR Parts established a Parts Distribution Center (PDC) in Moscow late last year to support our growing customer and dealer base.”

PACCAR Engines

PACCAR is enhancing its range of proprietary engines for 2013. The updated PACCAR engines deliver increased horsepower and torque, as well as on-board diagnostics (OBD) which provide enhanced service capability with comprehensive electronic diagnostic tools and expanded service information availability. “The enhanced range further expands PACCAR’s powertrain options,” said Craig Brewster, PACCAR vice president. “PACCAR’s leading-edge engine technology provides excellent fuel efficiency and productive performance for customers in a wide range of truck applications.”

Environmental Leadership

PACCAR is a leader in the development of environmentally friendly technologies. In September, the U.S. Environmental Protection Agency (EPA) approved PACCAR’s greenhouse gas (GHG) certification applications for vocational vehicles. The EPA’s certification is effective October 1, 2012, significantly ahead of the mandated certification date of January 2014. “This early certification from the EPA underlines PACCAR’s commitment to provide our customers with the most environmentally friendly commercial vehicles at the earliest opportunity,” noted Craig Brewster, PACCAR vice president.

Capital Investments and Product Development

PACCAR’s excellent long-term profits, strong balance sheet and intense focus on quality, technology and productivity have enabled the company to invest $5.1 billion in capital projects, innovative products and new technologies during the past decade. In 2012, capital investments of $475-$525 million and research and development expenses of $280-$290 million are being invested in new PACCAR products. PACCAR will continue to fund capital investments in 2013 for product development programs and construction of the DAF factory in Brasil. “Capital expenditures are projected to be $400-$500 million and research and development expenses are estimated at $275-$325 million in 2013 as Kenworth, Peterbilt and DAF invest in industry-leading products and services to enable our customers to continue to deliver profitable results in their businesses,” said George West, PACCAR vice president.

Financial Services Companies Achieve Record Results

PACCAR Financial Services (PFS) has a portfolio of over 149,000 trucks and trailers, with total assets growing to $10.57 billion. PacLease, a major full-service truck leasing company in North America and Europe, with a fleet of over 32,000 vehicles, is included in this segment. “During the third quarter and first nine months of 2012, PFS profit increased due to growth in portfolio balances and a lower provision for credit losses,” said Bob Bengston, PACCAR vice president.

PFS third quarter pretax income was a record $80.4 million compared to $61.8 million earned in the third quarter last year. Third quarter revenues were $273.5 million compared to $264.1 million in the same quarter of 2011. For the nine-month period, revenues were $801.0 million compared to $763.1 million during the same period a year ago. Pretax income for the first three quarters was a record $229.1 million compared with $169.0 million for the same period a year ago. “Dealers and customers appreciate PFS’s commitment to provide attractive pricing, leading-edge technology solutions, excellent customer service and dedicated support to the transportation industry,” added Bengston.

“PACCAR’s excellent balance sheet, complemented by its A+/A1 credit ratings, enables PFS to offer competitive retail financing to Kenworth, Peterbilt and DAF dealers and customers,” said Todd Hubbard, PACCAR Financial president. “A growing asset base and excellent portfolio performance are generating improved earnings. We have excellent access to the commercial paper and medium-term note markets, allowing PFS to profitably support the sale of PACCAR trucks in 23 countries on three continents.”

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced diesel engines and provides financial services and information technology and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss third quarter earnings on October 25, 2012, at 9:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Live Webcast” at PACCAR’s homepage. The Webcast will be available on a recorded basis through November 2, 2012. PACCAR shares are listed on the NASDAQ Global Select Market, symbol PCAR, and its homepage can be found at www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
Truck and Other:
Net sales and revenues	$3,546.7	$3,993.0	$12,252.5	$10,738.3
Cost of sales and revenues	3,108.5	3,484.0	10,660.9	9,347.4
Research and development	66.8	70.0	212.9	215.9
Selling, general and administrative	113.9	113.1	362.2	331.6
Interest and other expense (income), net	.3	4.0	(.2)	7.1

Truck and Other Income Before Income Taxes	257.2	321.9	1,016.7	836.3

Financial Services:
Revenues	273.5	264.1	801.0	763.1
Interest and other	167.8	167.6	485.9	490.1
Selling, general and administrative	22.6	24.0	70.8	71.8
Provision for losses on receivables	2.7	10.7	15.2	32.2

Financial Services Income Before Income Taxes	80.4	61.8	229.1	169.0
Investment income	7.8	11.0	24.9	28.9

Total Income Before Income Taxes	345.4	394.7	1,270.7	1,034.2
Income taxes	111.8	113.1	412.6	319.6

Net Income	$233.6	$281.6	$858.1	$714.6

Net Income Per Share:
Basic	$.66	$.78	$2.41	$1.96

Diluted	$.66	$.77	$2.41	$1.95

Weighted Average Shares Outstanding:
Basic	353.7	363.3	355.5	365.0

Diluted	354.3	364.2	356.3	366.2

Dividends declared per share	$.20	$.18	$.58	$.42

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	September 30 2012	December 31 2011
ASSETS
Truck and Other:
Cash and marketable debt securities	$2,640.9	$2,900.7
Trade and other receivables, net	1,003.6	977.8
Inventories	915.6	710.4
Property, plant, and equipment, net	2,182.2	1,973.3
Equipment on operating lease and other	1,382.7	1,209.1
Financial Services Assets	10,567.5	9,401.4

	$18,692.5	$17,172.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Truck and Other:
Accounts payable, deferred revenues and other	$3,931.7	$3,846.7
Long-term debt	150.0	150.0
Financial Services Liabilities	8,748.7	7,811.6
STOCKHOLDERS’ EQUITY	5,862.1	5,364.4

	$18,692.5	$17,172.7

Common Shares Outstanding	353.0	356.8

GEOGRAPHIC REVENUE DATA

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
United States and Canada	$2,006.4	$2,352.9	$7,560.5	$6,019.3
Europe	996.1	1,264.2	3,161.2	3,756.5
Other	817.7	640.0	2,331.8	1,725.6

	$3,820.2	$4,257.1	$13,053.5	$11,501.4

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS

(in millions)

Nine Months Ended September 30	2012	2011
OPERATING ACTIVITIES:
Net income	$858.1	$714.6
Depreciation and amortization:
Property, plant and equipment	144.6	146.4
Equipment on operating leases and other	377.8	359.3
Net increase in wholesale receivables on new trucks	(177.6)	(429.1)
Net increase in sales-type finance leases and dealer direct loans on new trucks	(112.1)	(18.6)
All other operating activities	(174.2)	378.7

Net Cash Provided by Operating Activities	916.6	1,151.3

INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(334.6)	(214.7)
Acquisition of equipment for operating leases	(962.7)	(1,013.6)
Net increase in financial services receivables	(566.1)	(321.7)
Net increase in marketable securities	(52.7)	(473.1)
All other investing activities	253.9	237.8

Net Cash Used in Investing Activities	(1,662.2)	(1,785.3)

FINANCING ACTIVITIES:
Cash dividends paid	(455.9)	(153.1)
Purchase of treasury stock	(162.1)	(250.2)
Stock compensation transactions	7.4	4.4
Net increase in debt	990.6	911.2

Net Cash Provided by Financing Activities	380.0	512.3
Effect of exchange rate changes on cash	9.4	(39.5)

Net Decrease in Cash and Cash Equivalents	(356.2)	(161.2)
Cash and cash equivalents at beginning of period	2,106.7	2,040.8

Cash and cash equivalents at end of period	$1,750.5	$1,879.6